Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Wayfair Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A common stock, par value $0.001 per share	Other	25,710,028	$31.24	$803,181,274.72	$110.20 per $1,000,000	$88,510.58
	Total Offering Amounts					$803,181,274.72		$88,510.58
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$88,510.58

	(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”) that become issuable under the Wayfair 2023 Incentive Award Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
	(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 2, 2023.